FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133

Young Innovations, Inc. Announces Record Results for the Third Quarter and Declares Quarterly Dividend

St. Louis, MO., October 25, 2005 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record sales, net income and diluted earnings per share for the quarter and nine months ended September 30, 2005.

Sales for the third quarter of 2005 were $21.6 million, increasing $0.7 million or 3.5% over the $20.9 million reported in the third quarter of 2004. Net income from continuing operations increased 11.3% to $4.2 million, compared with $3.7 million in the third quarter of 2004. Diluted earnings per share from continuing operations increased 15.4% in the third quarter of 2005 to $0.45 from $0.39 in the prior year quarter.

Sales for the nine months ended September 30, 2005 were $63.2 million, up 10.6% from $57.1 million in the year earlier nine-month period. Net income from continuing operations was $11.2 million, up 24.1% from $9.0 million in the year earlier nine-month period. Diluted earnings per share from continuing operations were $1.20 for the nine months ended September 30, 2005, an increase of 25.0% from $0.96 in the same period of 2004. As previously disclosed, sales and net income for the nine months ended September 30, 2004 were adversely affected by the restructuring of certain sales incentive programs to dealers in May 2004.

Sales in the third quarter of 2005 were negatively impacted by approximately $300,000 as a result of management’s decision to voluntarily recall from dealers certain drug products (principally fluorides). Net income and earnings per share in the quarter benefited from the reduction in the effective tax rate to 33.25% versus 38.25% for the first six months of 2005. The lower effective tax rate is primarily attributable to the recognition of a tax benefit associated with a non-recurring capital loss and the estimated impact of the IRC Section 199 manufacturing deduction. The reduction in the effective tax rate increased earnings per share by approximately $.03 in the quarter.

Commenting on the quarter, Alfred E. Brennan, Chief Executive Officer, said, “I am very pleased to report another quarter of record results for Young Innovations. The results reflect continued solid end-user demand for our products and the strong performance of our management team. We expect to experience continued volatility in quarterly sales and earnings as we re-introduce certain recalled products and continue to consolidate facilities. We currently expect earnings per share for 2005 to be approximately $1.65.”

On October 17, 2005, the Board of Directors declared a quarterly dividend of $0.04 per share, payable December 15, 2005 to shareholders of record on November 15, 2005.

A conference call has been scheduled for Wednesday, October 26 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/257905 or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except Earnings Per Share Data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2005	2004	Change	2005	2004	Change

Net Sales	$ 21,616	$ 20,891	3.5%	$ 63,156	$ 57,123	10.6%
Cost of Goods Sold	9,811	9,185	6.8%	28,929	25,880	11.8%

Gross Profit	11,805	11,706	0.8%	34,227	31,243	9.6%
% of Net Sales	54.6%	56.0%		54.2%	54.7%

Selling, General and Administrative Expense	5,657	5,721	-1.1%	16,950	16,724	1.4%
% of Net Sales	26.2%	27.4%		26.8%	29.3%

Income from Continuing Operations	6,148	5,985	2.7%	17,277	14,519	19.0%
% of Net Sales	28.4%	28.6%		27.4%	25.4%

Other Income, Net	96	80		351	96

Income Before Taxes	6,244	6,065	3.0%	17,628	14,615	20.6%

Provision for Income Taxes	2,076	2,320		6,430	5,591

Net Income from Continuing Operations	4,168	3,745	11.3%	11,198	9,024	24.1%
Net Income from Discontinued Operations		49			100
Net Income	$ 4,168	$ 3,794	9.9%	$ 11,198	$ 9,124	22.7%
% of Net Sales	19.3%	18.2%		17.7%	16.0%

Basic Earnings Per Share	$ 0.47	$ 0.42	11.9%	$ 1.25	$ 1.01	23.8%
Basic Earnings Per Share from Continuing Operations	$ 0.47	$ 0.41	14.6%	$ 1.25	$ 1.00	25.0%
Basic Earnings Per Share from Discontinued Operations	$ -	$ 0.01		$ -	$ 0.01
Basic Weighted Average Shares Outstanding	8,902	9,039		8,974	9,037

Diluted Earnings Per Share	$ 0.45	$ 0.40	12.5%	$ 1.20	$ 0.97	23.7%
Diluted Earnings Per Share from Continuing Operations	$ 0.45	$ 0.39	15.4%	$ 1.20	$ 0.96	25.0%
Diluted Earnings Per Share from Discontinued Operations	$ -	$ 0.01		$ -	$ 0.01
Diluted Weighted Average Shares Outstanding	9,255	9,389		9,332	9,412

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Young Innovations, Inc.
Consolidated Balance Sheet
September 30, 2005 and December 31, 2004
(In Thousands)

	(Unaudited)
	September 30	December 31
Assets	2005	2004

Current assets
Cash	$ 8,105	$ 2,552
Accounts receivable, net	9,374	9,976
Inventories	10,707	10,942
Other current assets	3,879	3,640

Total current assets	32,065	27,110

Property, plant and equipment, net	22,071	22,137
Other assets	1,938	1,860
Intangible assets	7,162	6,105
Goodwill	52,690	52,617

Total assets	$ 115,926	$ 109,829

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$ 9,266	$ 7,639
Net liabilities for discontinued operations	-	43

Total current liabilities	9,266	7,682

Deferred income taxes	7,010	7,010

Stockholders' equity
Common stock	90	90
Deferred stock compensation	(345)	(598)
Additional paid-in capital	28,901	29,033
Retained earnings	93,982	83,884
Common stock in treasury, at cost	(22,978)	(17,272)

Total stockholders' equity	99,650	95,137

Total liabilities and stockholders' equity	$ 115,926	$ 109,829